EXHIBIT 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

December 12, 2006

Triumph Group, Inc.
1550 Liberty Ridge Drive, Suite 100
Wayne, Pennsylvania 19087

Re:          Registration Statement on Form S-3 for Triumph Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Triumph Group, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of the resale by the selling securityholders listed in the Registration Statement of (i) $201,250,000 principal amount of the Company’s 2.625% Convertible Senior Subordinated Notes due 2026 (the “Notes”) issued under an Indenture dated as of September 18, 2006 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”); and (ii) the shares of the Company’s common stock, par value $.001 share (the “Common Stock”) of the Company, issuable upon conversion of the Notes (the “Conversion Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Certificate”), (iii) the Indenture and (iv) the form of the Notes.  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth, including the Company’s Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Notes and the Conversion Shares, and statements from certain officers of the Company.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.             The Notes are legally issued and binding obligations of the Company.

2.             The Common Stock has been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdictions other than the law of the General Corporation Law of the State of Delaware and the State of New York.

Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein.  This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).

Very truly yours,

/s/Ballard Spahr Andrews & Ingersoll, LLP